Exhibit 10.1

Bryn Mawr Bank Corporation

September 8, 2015

Mr. Michael W. Harrington

910 Bent Creek Drive

Lititz, Pa 17543

Subject: Employment Agreement

Dear Mike:

In consideration of the mutual promises contained in this employment agreement (this “Agreement”) and intending to be legally bound, Bryn Mawr Bank Corporation (the “Corporation”), its wholly owned subsidiary, The Bryn Mawr Trust Company (the “Bank”), and you, Michael W. Harrington, agree that you will be employed by the Corporation and the Bank on the following terms and conditions:

1.	Your Employment By the Corporation.

(a)     Effective as of October 5, 2015 (your “Employment Date”), you will become the Chief Financial Officer of the Corporation and the Bank. You will report to the Corporation’s and the Bank’s Chief Executive Officer. You agree to serve as a member of any committee of the Corporation or the Bank to which you may be elected or appointed. In addition, you agree to serve as a director and/or officer of any other subsidiary of the Corporation or the Bank to which you may be elected or appointed. To the extent you are not appointed the Treasurer of the Corporation and the Bank, you will be consulted as to who will be appointed to such offices.

2.	Employment At-Will.

You acknowledge that your employment is at-will and not of any specific duration. Either you, on the one hand, or the Corporation or the Bank, on the other hand, may terminate your employment at any time and for any reason, subject to the provisions of Section 8.

3.	Your Duties During the Term of Employment.

You shall devote your full business time (with allowances for vacations and sick leave), attention and best efforts to the affairs of the Corporation, the Bank and their subsidiaries during the term of employment hereunder; provided, however, that you may serve as a director or trustee of corporations or other entities and may engage in other activities to the extent that they do not inhibit the performance of your duties hereunder, or conflict with the business affairs of the Corporation, the Bank or their subsidiaries or the Corporation’s Code Of Ethics (the “Code Of Ethics”), a copy of which has been reviewed by you. You always shall conduct yourself in a manner that maintains the good reputation of the Corporation, the Bank and their subsidiaries. You shall comply with all lawful policies that from time to time may be in effect at the Corporation and the Bank or adopted by the Corporation and the Bank and communicated to you. You shall not directly or indirectly undertake or accept other employment or compensation for services rendered (except to the extent expressly permitted under the Code of Ethics) during the term of your employment with the Corporation and the Bank without having obtained the prior approval of the Corporation’s and the Bank’s Chief Executive Officer. So long as you remain employed by the Corporation and the Bank, any and all business opportunities from whatever source which you may receive or otherwise become aware of in connection with your employment with the Corporation and the Bank relating to the business of the Corporation, the Bank or any of their subsidiaries shall belong to the Corporation and the Bank, and, unless the Corporation and the Bank specifically, after full disclosure by you of each and any such opportunity, waives its right in writing, the Corporation and the Bank shall have the sole right to act upon any of such business opportunities as they deem advisable.

Michael W. Harrington

You have reviewed with the Corporation’s Chief Executive Officer your present directorships, public service commitments and personal business interests, which are listed on Exhibit A attached hereto and incorporated by reference herein, and have obtained the Chief Executive Officer’s written approval for your continuance in such present capacities, unless, hereafter, the Chief Executive Officer determines in a particular case, that there is a potential conflict with the Corporation’s or the Bank’s or their subsidiaries’ best interests. Without prejudice to the provisions of Section 10 of this Agreement, you hereby agree that your acceptance of any future proposed directorships or positions in other organizations will be subject to prior review and approval by the Corporation’s Compliance Officer (as defined in the Code of Ethics) and compliance with the Code of Ethics.

4.	Compensation and Related Matters.

(a)     Salary. Commencing on the Employment Date and thereafter during the term of your employment hereunder, the Bank shall pay to you an annual salary of $325,000, less all applicable taxes and other withholdings, in equal biweekly installments in arrears (“Base Salary”). Your Base Salary may be adjusted from time to time in accordance with normal business practices of the Bank and in the Bank’s sole discretion.

(b)     Bonus. For each fiscal year ending during your employment, including 2015 on a pro rata basis, you will be eligible to earn an annual bonus. The actual bonus payable, if any, with respect to a particular year will be determined by the Boards of Directors of the Corporation or the Bank (as applicable), based on the achievement of corporate and/or individual performance objectives established by such Board, provided that you must be employed by the Corporation on the date the bonus is paid in order to receive such payment. For purposes of determining any bonus payable to you, the measurement of corporate and individual performance will be performed by the Boards of Directors of the Corporation or the Bank (as applicable) in good faith. From time to time, such Board may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Corporation’s or Bank’s (as applicable) operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this Section 4(b) in a manner inconsistent with its intended purposes.

Michael W. Harrington

(c)     Equity Awards. In the discretion of the Board of Directors of the Corporation (or any appropriate committee thereof), you will be eligible to receive a grant of 6,000 restricted stock units (“RSUs”) pursuant to the Corporation’s equity compensation plans as in effect from time to time. Such grant of RSUs shall be made in the fourth quarter of 2015. Subject to your continued employment with the Corporation and the Bank, such RSUs shall vest in substantially equal annual installments on each of the first three anniversaries of the grant date.

In addition, during your employment (including in 2016), you may be eligible to receive other equity compensation awards in the discretion of the Board of Directors of the Corporation (or any appropriate committee thereof) pursuant to the Corporation’s equity compensation plans as in effect from time to time. To the extent you receive any such other equity compensation awards from the Corporation, all or a portion of such equity compensation awards may be conditioned on the achievement of certain performance objectives (relating to your performance, the Corporation’s performance, the Bank’s performance, or a combination thereof) that are specified by the Board of Directors of the Corporation (or any appropriate committee thereof) at the time of grant.

(d)     Expenses. During the term of your employment hereunder, you shall be entitled to receive prompt reimbursement for all reasonable expenses you incur in performing your duties hereunder, including all expenses of travel and living expenses while away from home on business in the service of the Corporation, the Bank and their subsidiaries, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation, the Bank or their subsidiaries at the time the expenses are incurred (the “Expense Reimbursement Policy”).

(e)     Plan Benefits. During the term of your employment hereunder, you shall be entitled to participate in all of the Corporation’s and the Bank’s employee benefit plans and arrangements made generally available to their executives and key management employees in effect on your Employment Date, including, without limitation, each pension and retirement plan and arrangement, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, vacation plan and bonus plan. You shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made generally available by the Corporation or the Bank in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Nothing paid to you under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to you pursuant to subsection (a) of this Section 4. Notwithstanding the foregoing, nothing in this Agreement will be interpreted as limiting the Corporation’s or the Bank’s ability to amend, modify or terminate such employee benefit plans and arrangements at any time for any reason.

(f)     Paid Time Off (“PTO”). You shall be entitled to the number of PTO days in each calendar year determined in accordance with the Bank’s PTO policy in effect from time to time. Under the Bank’s current PTO policy, you will be entitled to 4 days of PTO for 2015, and 33 days of PTO for 2016, in each case, subject to change in accordance with any revision to the Bank’s PTO policy. You shall also be entitled to all paid holidays given by the Bank to its executives.

Michael W. Harrington

(g)     Signing Bonus. You shall be entitled to receive a $25,000 signing bonus at the time you receive your first payment of Base Salary pursuant to Section 4(a) above; provided, however, that you shall be obligated to immediately repay such signing bonus in full to the Bank should your employment be terminated pursuant to Section 8(a)(iii) or Section 8(a)(vi) hereof on or before March 1, 2017, and the Bank shall have the right to offset such amount against any other amounts that may be due and owing to you in connection with such termination of employment.

5.	Performance of Additional Duties and Offices.

If you are elected or appointed a director or officer of any subsidiary of the Corporation (other than the Bank) or the Bank, you hereby agree to serve without compensation in respect of only such subsidiary positions (other than provided in this Agreement).

6.	Place of Performance of Employment.

In connection with your employment by the Corporation and the Bank, you shall be based at the principal executive offices of the Corporation and the Bank in Bryn Mawr, Pennsylvania, except for required travel on the Corporation’s and the Bank’s business.

7.	Confidential Information.

(a)     You recognize and acknowledge that the confidential information (as defined below) is a valuable, special and unique asset of the Corporation, the Bank and their subsidiaries. As a result, you hereby agree not to disclose, while in the employ of the Corporation, the Bank or any subsidiary thereof or at any time thereafter, to any person or entity, any confidential information obtained by you while in the employ of the Corporation, the Bank or any subsidiary thereof, and not to use such confidential information except as authorized in the performance of your duties for the Corporation, the Bank or any subsidiary thereof. This provision shall not preclude you from disclosure of confidential information (i) to enforce any rights against the Corporation, the Bank or their subsidiaries or to defend yourself against any claims or allegations by the Corporation, the Bank, their subsidiaries or any of their respective directors, employees or agents; provided, however, that any disclosure made under this clause (i) shall be made only in connection with a proceeding before a court or other governmental agency or administrative or legislative body, and you agree to use best efforts to obtain confidential treatment for such disclosure; or (ii) as required by law or court order or by any governmental agency or administrative or legislative body. These obligations are in addition to, and do not limit in any way your obligations with respect to trade secrets, confidential information or proprietary information under any statute or common law. The term “confidential information” as used in this Agreement means non-public information that includes, but is not limited to, records, lists, and knowledge of the Corporation’s, the Bank’s and their subsidiaries’ clients, methods of operation, processes, trade secrets, methods of determination of prices, prices or fees, financial information, business, marketing and strategic plans, personnel information, profits, sales, net income, and indebtedness, as the same may exist from time to time.

Michael W. Harrington

(b)     You hereby agree that, upon leaving the Corporation’s and the Bank’s employ, you will not take with you, without obtaining the prior written consent of an officer authorized to give such consent by the Board of Directors of the Corporation or the Bank, any of the Corporation’s, the Bank’s or their subsidiaries’ documents or copies thereof (whether paper or electronic or other form) which are of a confidential nature.

8.	Termination of Employment.

(a)     Your employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(i)     Death. Your employment hereunder shall terminate upon your death.

(ii)     Disability. The Corporation and the Bank may terminate your employment hereunder because of your incapacity due to physical or mental illness, causing your inability, on a full-time basis, to perform your essential job duties with or without a reasonable accommodation for the entire period of 90 consecutive days or for such shorter period the extension of which would present an undue hardship to the Corporation or the Bank (the “Disability Period”), to the extent permitted by law. Your employment will not be terminated pursuant to this provision until 30 days after your receipt of a Notice of Termination (which may be sent to you before or after the end of the Disability Period), following which you have not returned to the performance of your essential job duties with or without a reasonable accommodation on a full-time basis prior to the expiration of such 30 day period.

(iii)     Cause. The Corporation and the Bank may terminate your employment hereunder for Cause. For purposes of this Agreement, the Corporation and the Bank shall have “Cause” to terminate your employment upon (i) your continued failure to substantially perform your job duties (other than any such failure resulting from your incapacity due to physical or mental illness as provided in subsection (a)(ii) of this Section 8), after a written demand for your substantial performance is delivered to you by the Corporation and the Bank which specifically identifies the manner in which the Corporation and the Bank believe you have not substantially performed your duties, and you have failed, in the good faith judgment of the Corporation and the Bank, to provide the performance demanded within 30 days after your receipt of such written demand; or (ii) your engagement in gross negligence or misconduct which is materially injurious to the Corporation, the Bank or any of their subsidiaries, monetarily or otherwise; or (iii) your plea of nolo contendere or guilty with respect to or conviction of a crime involving moral turpitude or dishonesty, or any felony; or (iv) any misappropriation of funds by you; (v) or your use, possession or distribution of, or being under the influence of, drugs or alcohol during working time or work-related activities or in a manner that is injurious to the reputation of the Corporation or the Bank or any of their subsidiaries; or (vi) your making a general assignment for the benefit of your creditors or your institution of any proceeding seeking to adjudicate you bankrupt or insolvent under any laws relating to bankruptcy or insolvency or an involuntary petition shall be filed against you seeking relief under any law relating to bankruptcy or insolvency which remains undismissed for a period of 60 days or more; or (vii) your willful violation of the provisions of this Agreement and your failure to cure such violation within 30 days after receipt of written notice of such violation; or (viii) the receipt of a request by the Corporation, the Bank or any of their subsidiaries, of a notice from any of the governmental agencies that supervise any of them, that you be suspended or removed from any position that you then hold with the Corporation, the Bank or any of their subsidiaries.

Michael W. Harrington

Notwithstanding any other provision of this Agreement to the contrary, a termination of your employment for Cause shall not delay or otherwise interfere with any action taken by any governmental agency to suspend or remove you from any position held by you with the Corporation, the Bank or any of their subsidiaries. If you are suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Corporation, the Bank or any of their subsidiaries by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Corporation’s and the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If you are removed and/or permanently prohibited from participating in the conduct of the Corporation’s or the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, all obligations of the Corporation and the Bank under this Agreement shall terminate as of the effective date of the order.

(iv)     Termination without Cause. The Corporation and the Bank may terminate your employment at any time without Cause.

(v)     Voluntary Termination for Good Reason. You may terminate your employment hereunder for Good Reason. For purposes of this Agreement, you shall have “Good Reason” to terminate your employment upon the first to occur of: (i) a significant reduction by the Corporation of your authority, duties or responsibilities hereunder; or (ii) any removal of you from your Chief Financial Officer position with the Corporation or the Bank; (iii) a reduction by the Corporation or the Bank in your Base Salary (other than a reduction that is imposed proportionately on all members of the Corporation’s or the Bank’s senior executives, or pursuant to a program or formula that is applied equally to all members of the Corporation’s or the Bank’s senior executives); or (iv) a change by the Corporation or the Bank in your principal place of employment to a location that increases your one-way daily commute by more than 35 miles. None of the foregoing events or conditions will constitute Good Reason unless you provide the Corporation and the Bank with notice describing the event or condition within 30 days following the occurrence thereof, the Corporation and the Bank do not cure the event or condition within 30 days of receiving that written objection, and you resign your employment within 15 days following the expiration of that cure period by providing a Notice of Termination to the Corporation and the Bank.

(vi)     Voluntary Termination. You may terminate your employment hereunder at any time upon not less than 30 days prior written notice to the Corporation and the Bank.

Any termination of your employment by the Corporation and the Bank or by you (other than termination pursuant to subsection (a)(i) of this Section 8) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of your employment under the provision so indicated, and (iii) specifies the termination date.

Michael W. Harrington

(b)     For the purposes of this Agreement, “Date of Termination” shall mean (i) if your employment is terminated by death, the date of death, (ii) if your employment is terminated pursuant to subsection (a)(ii) of this Section 8, 30 days after Notice of Termination is sent to you (provided that you shall not have returned to the performance of your essential job duties on a full-time basis during such 30 day period) and if requested by the Board of Directors of the Corporation, you agree to undergo a medical examination by a doctor selected by the Board which confirms that you are fit to continue full-time employment hereunder to the extent permitted by law, or (iii) if your employment or this Agreement is terminated for any other reason, the date specified in a Notice of Termination.

(c)     Upon termination of your employment for any reason, unless otherwise consented to in writing by the Board of Directors of the Corporation, you agree to resign immediately from any and all officer, director, committee member and other positions you then hold with the Corporation, the Bank and their subsidiaries.

(d)     Upon termination of your employment for any reason, you agree that all documents, records, forms, notebooks, client lists, manuals, computer records or files, and similar materials containing any information regarding the business of the Corporation, the Bank and their subsidiaries or their customers, whether or not such materials contain confidential information (as defined in Section 7 above), including any copies thereof, then in your possession, whether prepared by you or others, will be left with or promptly returned to the Corporation and the Bank. You further agree that upon termination of your employment for any reason, you shall leave with or promptly return to the Corporation and the Bank, all other property of the Corporation, the Bank or their subsidiaries, including but not limited to computers and personal communication devices.

9.	Compensation in the event of Death, During Disability Period or Upon Other Termination.

(a)     Upon the termination of your employment for any reason, you shall be entitled to the following payments and benefits in addition to any other payments and benefits set forth in this Section 9: (i) all earned but unpaid Base Salary compensation, (ii) all accrued but unused PTO; (iii) reimbursement for expenses incurred prior to your Date of Termination that are otherwise reimbursable under Section 4(d) provided that all necessary documentation is submitted in accordance with the Expense Reimbursement Policy not more than 5 business days after your Date of Termination; (iv) all vested benefits and deferred compensation under the Corporation’s and the Bank’s employee benefit plans, programs and arrangements in accordance with the applicable terms and conditions thereof; and (v) all payments due to you under the terms of your outstanding equity awards in accordance with the applicable terms and conditions thereof (collectively, the “Accrued Benefits”).

(b)     If your employment shall be terminated because of your death, the Bank shall pay to your estate (i) your Accrued Benefits and (ii) to the extent not included in the Accrued Benefits, your Base Salary through the last day of the month of your death at the rate in effect at the time of your death, and the Corporation, the Bank and their subsidiaries shall have no further obligations to you under this Agreement.

Michael W. Harrington

(c)     If your employment shall be terminated because you are unable to perform your essential job duties hereunder as a result of incapacity due to physical or mental illness that is a disability as defined in subsection 8(a)(ii) hereof, the Bank shall pay you (i) your Accrued Benefits and (ii) your full Base Salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by the Corporation or the Bank which is currently 180 days, and the Corporation, the Bank and their subsidiaries shall have no further obligations to you under this Agreement; provided, however, that such Base Salary payment shall be reduced by any amounts paid to you under the Corporation’s or the Bank’s short term disability plan or policy. In the event that the Corporation or the Bank ceases to provide group long-term disability insurance with an elimination period of at least 180 days to you, you shall be entitled to payment of your Base Salary (reduced as described in the preceding sentence) through the last day of the 180 day period following your Date of Termination, and the Corporation, the Bank and their subsidiaries shall have no further obligations to you under this Agreement.

(d)     If your employment shall be terminated for Cause, the Bank shall pay you your earned but unpaid Base Salary through the Date of Termination, and the Corporation, the Bank and their subsidiaries shall have no further obligations to you under this Agreement.

(e)     If the Corporation and the Bank shall terminate your employment under subsection 8(a)(iv) or you terminate your employment under Section 8(a)(v):

(i)      the Bank shall pay you your Accrued Benefits, through the Date of Termination, at the rate in effect on the date of the Notice of Termination; and

(ii)     in lieu of any further salary and other payments that may be due and owing to you from the Corporation, the Bank or any of their subsidiaries, the Bank shall pay you an amount equal to 1 year of your Base Salary at the rate in effect on the date of the Notice of Termination, in substantially equal biweekly installments, and shall pay 100% of the applicable premiums for COBRA continuation coverage for you and your eligible dependents for a period of 12 months following your Date of Termination (or, if earlier, until the date that you and your eligible dependents are no longer eligible for COBRA continuation coverage under the Corporation’s or the Bank’s group health plans), in each case provided that (i) you execute, deliver to the Corporation and the Bank and do not revoke during any applicable statutory revocation period, by the 60th day following the effective date of your cessation of employment, a Separation Agreement and Release in a form acceptable to the Corporation and the Bank and (ii) you continue to comply with the provisions of Section 7 and Section 10. Severance payments will not begin until the revocation period set forth in the Separation Agreement and Release expires and your release becomes non-revocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. Upon payment of the amounts set forth in this Section 9(e) (subject to your compliance with clause (ii) above), the Corporation and the Bank and their subsidiaries shall have no further obligations to you under this Agreement.

Michael W. Harrington

(f)     If you shall terminate your employment under Section 8(a)(vi), the Bank shall pay you your earned but unpaid Base Salary through the Date of Termination, and the Corporation and the Bank and their subsidiaries shall have no further obligations to you under this Agreement.

(g)     You shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise, except as provided in subsection 10(b). Notwithstanding anything herein to the contrary, the Corporation’s and Bank’s obligations under this Section 9 shall survive termination of this Agreement.

10.	Restrictive Covenants.

(a)     Definitions. As used in this Section 10, the term “Restricted Period” shall mean a period commencing on the date hereof and continuing for 24 months (or, in the case of Section 10(b) below, 6 months) after completion of the Company Group’s payment of compensation to you hereunder; the term “Business” shall mean any business in which any member of the Company Group is engaged at any time during the term of your employment and also encompasses any field or line of business with respect to which any member of the Company Group is engaged in research and/or development at any time during the term of your employment; and the term “Company Group” shall mean (i) collectively, the Corporation, the Bank and their subsidiaries, and (ii) where applicable, individually, the Corporation, the Bank or any of their subsidiaries.

(b)     Non-Competition. You shall not, during the Restricted Period (as defined above), directly or indirectly, without the prior written consent of the Corporation and the Bank:

(i)     engage, manage, operate, join, control or participate in, or assist or advise any other person engaged or proposing to engage in, any business activity competitive with the Business of the Company Group anywhere in the Restricted Area (as defined below); or

(ii)     become an owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant, representative or otherwise in or with any person or other entity engaged, directly or indirectly, in whole or in part, in any business that is competitive with the Business of the Company Group in the Restricted Area. Notwithstanding the foregoing, you, solely as a passive investment, may hold up to one percent (1%) of the outstanding securities of any class of any publicly-owned corporation.

The term “Restricted Area” shall mean anywhere within a 100 mile radius of a branch or other place of business of the Company Group. If, however, a court determines that the Restricted Area as defined in the immediately preceding sentence is overly broad, then the “Restricted Area” shall mean anywhere within a 100 mile radius of Bryn Mawr, Pennsylvania.

(c)     Non-Solicitation. You shall not, during the Restricted Period, directly or indirectly, without the prior written consent of the Corporation and the Bank:

Michael W. Harrington

(i)     solicit or call on, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company Group, any customer or prospective customer of the Company Group or any person or entity that was a customer of the Company Group at any time within 2 years prior to the cessation of your employment hereunder for the purpose of engaging in any business then engaged in by the Company Group or that would otherwise constitute Business;

(ii)     influence or attempt to influence any person or entity engaged in business with the Company Group to terminate or modify any written or oral agreement or course of dealing with the Company Group; or

(iii)     influence or attempt to influence any person who is then employed or retained by the Company Group as an employee, officer, director, consultant or agent or has served in any such capacity on behalf of the Company Group within 2 years prior to the time of the solicitation to terminate or modify his or her employment, consulting, agency or other arrangement with the Company Group, or employ or retain, or arrange to have any other person or entity employ or retain, any such current or former Company Group employee, officer, director, consultant or agent.

(d)     No Conflicts. You represent and warrant that you are not a party to or bound by any agreement, arrangement or understanding, whether written or otherwise, which prohibits or in any manner restricts your ability to enter into and fulfill your obligations under this Agreement and/or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to you, and you agree that you will not enter into, any oral or written agreement in conflict herewith. You have respected and at all times in the future will continue to respect the rights of your previous employer(s) in trade secret and confidential information in accordance with applicable agreements, if any, and applicable law. You have left with your previous employers all proprietary documents, computer software programs, computer discs, customer lists, and any other material which is proprietary to your previous employer(s), have not taken copies of any such materials and will not remove or cause to be removed any such material or copies of any such material from such previous employer(s) in violation of your agreements, if any, with previous employers. You will indemnify and hold harmless the Company Group and its and their successors and assigns from any claims, liabilities, damages, costs and expenses (including legal fees) resulting from third-party claims of any such conflict, violation or breach.

(e)     Remedies. You acknowledge that the Company Group is and will be engaged in highly competitive businesses and that the confidential information, as well as its respective business techniques and programs, are of great significance in enabling it to compete and participate in the various markets in which it is active. You further acknowledge that the Company Group does conduct business on a broad regional basis, and that its products and services are or will be distributed throughout the entire region. You acknowledge and agree that the restrictions contained in Section 7 and Section 10 of this Agreement are reasonable and necessary in order to protect the legitimate interests of the Company Group and that any violation thereof would result in irreparable injury to the Company Group. Consequently, you acknowledge and agree that, in the event of any violation thereof, the Company Group shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive and equitable relief, including, without limitation, specific performance, temporary restraining order, preliminary injunction, permanent injunction or other interim or conservative relief, as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company Group may be entitled at law or in equity and, in the event the Company Group is required to enforce the terms of this Agreement through court proceedings, the Company Group shall be entitled to reimbursement of all legal fees, costs and expenses incident to enforcement of any such term, in whole or in part and/or such term as may be modified by a court of competent jurisdiction. You will not seek, and waive any requirement for, the securing or posting of a bond or proving actual damages in connection with the Company Group’s or its or their successors or assigns seeking or obtaining injunctive or equitable relief in connection with your covenants or other obligations under Section 7 and Section 10 of this Agreement. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $1,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what would be the actual loss caused by an injunction.

Michael W. Harrington

(f)     Scope; Tolling. If any court of competent jurisdiction construes any of the restrictive covenants set forth in Section 10 of this Agreement, or any part thereof, to be unenforceable because of the duration, scope or geographic area covered thereby, such court shall have the power to reduce the duration, scope or geographic area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. In the event of any breach or violation of a restriction contained in Section 10 of this Agreement, the period therein specified shall abate during the time of such violation, and that portion shall not begin to run until such violation has been fully and finally cured.

(g)     Acknowledgements.

(i)     The Company Group’s customer and business relationships are or will be near permanent and such relationships are significant assets belonging to the Company Group which have been or will be developed through a substantial investment of time, effort, and expense in the Company Group’s regional market, and, as a result of your employment with the Company Group, (i) you will have contact with such customers and business partners which you would not otherwise have had and (ii) such customers and business partners will associate the Company Group’s goodwill with you.

(ii)     The Company Group has developed and will develop a wealth of intimate knowledge regarding its customers and business partners, and the identity of the Company Group’s customers and business partners is not generally known in the worldwide community in which the Company Group’s businesses are located; and, for these and other reasons, the Company Group has a legitimate, protectable interest in the identity of its customers and business partners and the method of operations of its business.

(iii)     Your skills in the area of the Company Group’s business will be developed and enhanced as a result of your employment relationship with the Corporation and the Bank.

Michael W. Harrington

(iv)      The Company Group has a legitimate interest in protecting the goodwill, client and business partner information, client and business partner relationships, and use of your skills by means of enforcement of the restrictive covenants set forth in this Agreement.

(v)      YOU REPRESENT AND WARRANT THAT THE KNOWLEDGE, SKILLS AND ABILITIES YOU POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT YOU, IN THE EVENT OF TERMINATION OF YOUR EMPLOYMENT HEREUNDER FOR ANY REASON, TO EARN, DURING THE RESTRICTED PERIOD, A LIVELIHOOD SATISFACTORY TO YOU WITHOUT VIOLATING ANY PROVISION OF SECTION 7 OR 10 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR OF THE COMPANY GROUP. YOU ACKNOWLEDGE THAT YOUR COVENANTS CONTAINED IN SECTION 7 AND SECTION 10 OF THIS AGREEMENT ARE GIVEN IN CONSIDERATION OF the willingness of the CORPORATION and THE BANK to make valuable benefits available hereafter to YOU, including THE CORPORATION’S AND THE BANK’S willingness to enter into this Agreement, the privilege to have access to CONFIDENTIAL Information, and the other good and valuable consideration set forth herein. YOU further acknowledge that YOUR ability to earn a livelihood without violating Section 7 OR SECTION 10 of this Agreement is a material condition of YOUR employment with the CORPORATION and THE BANK. YOU, THE CORPORATION and THE BANK acknowledge that YOUR rights have been limited by this Agreement only to the extent reasonably necessary to protect the legitimate interests of THE Company GROUP.

(h)     Intellectual Property Disclosure and Cooperation. You shall promptly disclose to the Corporation and the Bank any inventions or processes discovered by you which are made at the behest of the Company Group or in connection with your duties under this Agreement, or which reasonably relate to the Business, during the term of your employment, and you shall assign all rights in said inventions or processes to, or at the direction of, the Corporation and the Bank. You shall execute any documents reasonably requested by the Corporation and the Bank for patents and take such legal steps which the Corporation and the Bank may desire to perfect their rights in the inventions.

(i)     Prior Inventions. You further represent and warrant that you have submitted to the Corporation and the Bank a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by you prior to your employment with the Corporation and the Bank (collectively the “Prior Inventions”), which belong to you, which relate to the Business, products or research and development, and which are not assigned to the Corporation or the Bank hereunder as of the date hereof or, if no such list has been submitted, you represent that there are no such Prior Inventions.

(j)     Survival of Covenants. The parties hereto agree that Section 7 and this Section 10 shall be deemed to consist of a series of separate covenants. It is expressly understood and agreed that the covenants and undertakings in Section 7 and Section 10 shall survive the termination of your employment or the termination of this Agreement. The existence of any claim or cause of action that you may have against the Company Group or any other person, including but not limited to, any claim under this Agreement, shall not constitute a defense or bar to the enforcement of any of the covenants and undertakings contained in Section 7 or Section 10 of this Agreement.

Michael W. Harrington

11.	Successors and Binding Agreement.

(a)     The Corporation and the Bank may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or the Bank, by agreement in form and substance satisfactory to the Corporation’s and Bank’s Boards of Directors, to expressly assume and agree to honor this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to honor it if no such succession had taken place. As used in this Section 11 of this Agreement, “Corporation” and “Bank” shall mean the Corporation and the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers any agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)     This Agreement and all of your rights hereunder shall inure to the benefit of and be enforceable by and against your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. You may not assign this Agreement. Any amounts payable hereunder as a result of your death shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or if there be no such designee, to your estate.

12.	Compliance with Section 409A.

Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and Internal Revenue Service guidance promulgated thereunder (the “Code”) will be payable until you have “separation from service” from the Corporation and the Bank within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to you upon or following your “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to you in a lump sum immediately following such six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment. Further, except to the extent any expense, reimbursement or in-kind benefit provided to you does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Michael W. Harrington

13.	Notices.

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by a nationally recognized overnight courier or (unless otherwise specified) mailed by United States registered mail, return receipt requested postage prepaid, addressed as follows:

If to you:	your most recent address set forth in the Corporation’s or the Bank’s records

If to the Corporation and the Bank:	Bryn Mawr Bank Corporation
801 Lancaster Avenue
Bryn Mawr, PA 19010-3396
Attention: Corporate Secretary

with a copy to:

Bryn Mawr Bank Corporation
801 Lancaster Avenue
Bryn Mawr, PA 19010-3396
Attention: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.	Representations and Warranties.

The Corporation and the Bank represent and warrant that the execution of this Agreement by the Corporation and the Bank has been duly authorized by resolution of their respective Boards of Directors and that the Corporation and the Bank have the authority to execute and deliver this Agreement and that the Agreement does not conflict with or violate any other agreement or contract by which the Corporation or the Bank is bound. You represent and warrant to the Corporation and the Bank that you are authorized to execute and deliver this Agreement and that this Agreement does not conflict with or violate the provisions of any agreement to which you are bound. You further represent and warrant to the Corporation and the Bank that you have carefully read and considered the provisions of this Agreement and have had an opportunity to consult with independent legal counsel of your choosing prior to executing this Agreement. All parties acknowledge and agree that they are executing this Agreement voluntarily and intending to be legally bound.

Michael W. Harrington

15.	Choice of Law and Venue.

It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the applicable conflict of laws provisions that would apply the law of a different jurisdiction. Any action brought with respect to this Agreement shall be brought in the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Montgomery County, Pennsylvania.

16.	Mediation.

Except for claims asserted pursuant to Sections 7 and 10, should a dispute arise between the parties in connection with this Agreement, the parties shall endeavor in good faith to come to an agreement with respect to the dispute. In the event the parties are unable to reach an agreement within thirty (30) days after a notice of dispute is delivered, the parties agree to first submit such dispute to mediation before a mediator acceptable to both parties, who shall promptly conduct mediation. The mediator shall be chosen from the CPR Institute for Dispute Resolution or the American Arbitration Association (“AAA”). In the event the parties cannot agree on an acceptable mediator within forty five (45) days after notice of dispute is delivered, the parties shall submit the matter to AAA for appointment of a qualified mediator by AAA. In the event that the dispute is not resolved within sixty (60) days after the day the parties first meet with a mediator, or in the event that the mediator certifies that further mediation proceedings are fruitless, the parties reserve all rights each may have to bring an action in court for any claims under this Agreement.

17.	Enforcement.

The prevailing party in any suit or other legal action in connection with the enforcement of this Agreement shall be entitled, in addition to any other remedy available at law or in equity, to reimbursement of its reasonable costs and expenses (including reasonable attorneys’ fees).

18.	Third-Party Beneficiaries.

The Corporation’s and the Bank’s subsidiaries are express third-party beneficiaries of this Agreement.

19.	Legal Fees.

The Corporation and the Bank will reimburse you for the attorneys’ fees you have incurred in connection with the review and negotiation of this Agreement, up to a maximum of $7,500.00 and subject to receipt of documentation evidencing the fees incurred. You will be solely responsible for any attorneys’ fees you incur that exceed $7,500.00.

Michael W. Harrington

20.	Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you, the Corporation and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement embodies the entire understanding between the parties hereto and supersedes any other prior or contemporaneous, oral or written, representation or agreement by the parties hereto, with respect to the matters which are the subject of this Agreement, and no change, alteration or modification hereof may be made except in writing signed by the parties hereto.

21.	Severability.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

22.	Pronouns.

All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

23.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

24.	Captions.

The section and subsection captions in this Agreement are for convenience of reference only and do not define, limit or describe the scope or intent of this Agreement or any part hereof and shall not be considered in any construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name:	Francis J. Leto
Title:	President and Chief Executive Officer

THE BRYN MAWR TRUST COMPANY

By:	/s/ Francis J. Leto
Name:	Francis J. Leto
Title:	President and Chief Executive Officer

/s/ Michael W. Harrington
Michael W. Harrington